Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Denny's Corporation on Form S-4 of our report dated February 19, 2002 (March 8, 2002 as to Note 9 and March 9, 2002 as to Note 19), included and incorporated by reference in the Annual Report on Form 10-K of Denny's Corporation for the year ended December 26, 2001, and to the use of our report dated February 19, 2002 (March 8, 2002 as to Note 9 and March 9, 2002 as to Note 19), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
/s/ Deloitte & Touche LLP

Greenville, South Carolina
December 23, 2002